Item 6. Selected Financial Data

        The following table sets forth selected consolidated financial data for us, including Mills LP and our subsidiaries. The historical financial data should be read in conjunction with the consolidated financial statements and accompanying notes and the discussion set forth in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included elsewhere in this Form.

THE MILLS CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(In Thousands, Except Per Share Data)

	Years Ended December 31,

	2002	2001	2000	1999	1998

OPERATING DATA:
REVENUES:
Minimum rent	$119,568	$100,642	$102,230	$104,407	$101,503
Percentage rent	2,267	1,518	2,891	3,677	3,832
Recoveries from tenants	58,123	50,975	52,006	51,680	50,943
Other property revenue	15,748	15,211	10,314	8,778	7,653
Management fee income from unconsolidated joint ventures	10,925	10,436	8,445	4,891	2,193
Other fee income from unconsolidated joint ventures	8,856	8,097	8,637	8,647	7,908

Total operating revenues	215,487	186,879	184,523	182,080	174,032

EXPENSES:
Recoverable from tenants	52,562	43,065	44,333	44,464	44,361
Other operating	6,281	5,684	5,362	6,184	5,872
General and administrative	17,736	17,352	15,691	12,416	9,994
Depreciation and amortization	48,405	36,675	37,779	34,164	34,786

Total operating expenses	124,984	102,776	103,165	97,228	95,013

	90,503	84,103	81,358	84,852	79,019
OTHER INCOME & EXPENSES:
Equity in earnings of unconsolidated joint ventures	30,509	12,398	16,224	12,287	4,579
Interest income	7,440	4,048	4,868	2,605	3,238
Interest expense	(48,156)	(53,731)	(55,710)	(49,498)	(46,366)
Loss on extinguishment of debt	(1,260)	(16,624)	(3,147)	(2,762)	(422)
Other income (expense)	(653)	(2,307)	(4,210)	(1,643)	(796)
Foreign currency exchange gains, net	11,582	—	—	—	—

INCOME BEFORE GAIN ON SALE OF INTEREST IN FOODBRAND L.L.C., SALE OF COMMUNITY CENTERS, DISCONTINUED OPERATIONS, AND MINORITY INTEREST	89,965	27,887	39,383	45,841	39,252
Gain on sale of interest in FoodBrand L.L.C	—	6,420	—	—	—
Gain on sale of community centers	—	—	18,370	—	—

INCOME BEFORE DISCONTINUED OPERATIONS AND MINORITY INTEREST	89,965	34,307	57,753	45,841	39,252
Discontinued operations	397	403	8	—	—

INCOME BEFORE MINORITY INTEREST	90,362	34,710	57,761	45,841	39,252
Minority interest	(27,887)	(13,468)	(23,341)	(18,618)	(16,000)

NET INCOME	62,475	21,242	34,420	27,223	23,252
Series B and Series C Preferred Stock dividends	(2,555)	—	—	—	—

INCOME AVAILABLE TO COMMON STOCKHOLDERS	$59,920	$21,242	$34,420	$27,223	$23,252

THE MILLS CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA (Continued)
(In Thousands, Except Per Share Data)

	Years Ended December 31,

	2002	2001	2000	1999	1998

EARNINGS PER COMMON SHARE — BASIC:
Income before discontinued operations per common share available to stockholders	$1.67	$0.83	$1.48	$1.18	$1.01
Discontinued operations per common share	0.01	0.02	—	—	—

Income per common share	$1.68	$0.85	$1.48	$1.18	$1.01

EARNINGS PER COMMON SHARE — DILUTED:
Income before discontinued operations per common share available to stockholders	$1.65	$0.82	$1.47	$1.17	$1.00
Discontinued operations per common share	0.01	0.02	—	—	—

Income per common share	$1.66	$0.84	$1.47	$1.17	$1.00

PER SHARE INFORMATION:
Dividends paid per common share (unaudited):
Ordinary income	$0.75	$—	$0.51	$0.97	$1.14
Capital gains	0.12	—	—	0.02	0.02
Return of capital	1.31	2.12	1.54	1.00	0.78

Dividends paid per common share	$2.18	$2.12	$2.05	$1.99	$1.94

THE MILLS CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA (Continued)
(In Thousands, Except Per Share Data)

	Years Ended December 31,

	2002	2001	2000	1999	1998

OTHER DATA:
Cash flows provided by (used in):
Operating activities	$93,387	$90,388	$78,386	$77,069	$78,948
Investing activities	$(449,794)	$(146,362)	$(78,042)	$(95,775)	$(98,407)
Financing activities	$426,226	$54,903	$7,068	$11,231	$4,706
Funds from operations (1)	$167,781	$104,721	$101,785	$92,314	$81,107
Funds from operations available to common stockholders	$165,226	$104,721	$101,785	$92,314	$81,107
Diluted weighted average common shares outstanding	36,355	25,491	23,338	23,293	23,361
Diluted weighted average common shares and units outstanding	52,982	41,508	39,166	39,137	39,230
PORTFOLIO DATA (INCLUDING UNCONSOLIDATED JOINT VENTURES):
Total portfolio GLA at end of period	20,400	18,261	17,047	16,679	13,567
Number of properties at end of period	17	16	14	22	19
BALANCE SHEET DATA:
Investment in real estate assets (before accumulated depreciation)	$2,155,717	$1,420,036	$1,239,268	$1,177,726	$1,086,822
Total assets	2,155,421	1,325,234	1,125,691	1,039,467	970,362
Total mortgages, notes and loans payable	1,243,062	967,268	908,936	877,273	782,182
Minority interest	132,261	57,090	32,385	40,978	54,052
Total stockholders’ equity	544,273	96,740	47,934	60,027	78,918

(1)	We believe that Funds From Operations (“FFO”) is a useful supplemental measure of our operating performance that is a recognized metric used extensively by the real estate industry, in particular, REITs. Accounting for real estate assets using historical cost accounting under generally accepted accounting principles (“GAAP”) assumes that the value of real estate assets diminishes predictably over time. The National Association of Real Estate Investment Trusts (NAREIT”) stated in its April 2002 White Paper on FFO “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” As a result, the concept of FFO was created by NAREIT.

FFO, as defined by NAREIT, means income (loss) before minority interest (determined in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus real estate related depreciation and amortization after adjustments for unconsolidated partnership and joint ventures. Our FFO has been modified from the NAREIT’s definition of FFO to exclude all foreign currency exchange gains/losses. The exclusion of foreign currency exchange gains/losses is consistent with the objective of presenting our FFO on a comparable basis with prior periods. In addition, we believe that such exclusion enables us to present our FFO on a comparable basis with other REITs that do not have foreign operations that would result in foreign currency exchange gains/losses. Even with this adjustment, our method of calculating FFO may be different from methods used by other REITs and accordingly, may not be comparable to such other REITs.

FFO is presented to assist investors in analyzing our performance and to provide an indication of our ability to fund capital expenditures, distribution requirements and other cash needs. FFO (i) does not represent cash flows from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs and liquidity, including the ability to make distributions and (iii) should not be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating our operating performance. The SEC requires registrants to identify the most comparable GAAP measure when using a non-GAAP measure. Net income is considered to be the most comparable GAAP measure to FFO. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Funds From Operations.”

3